Exhibit 10.2

WALKER & DUNLOP, INC.

MANAGEMENT DEFERRED STOCK UNIT PURCHASE PLAN

DEFERRED STOCK UNIT AGREEMENT

COVER SHEET

Walker & Dunlop, Inc., a Maryland corporation (the “Company”), hereby grants fully vested deferred stock units (the “Deferred Stock Units”) relating to shares of the Company’s common stock, par value $0.01 per share (the “Stock”), to the Participant named below in respect of the Participant’s election to purchase shares of Stock with the Participant’s annual incentive bonus. Additional terms and conditions of the Deferred Stock Units are set forth on this cover sheet and in the attached Deferred Stock Unit Agreement (together, the “Agreement”) and in the Company’s Management Deferred Stock Unit Purchase Plan (as amended from time to time, the “Purchase Plan”).

Grant Date:

Name of Participant:

Last Four Digits of Participant’s Social Security Number:

Number of Deferred Stock Units:

Vesting Schedule:	The Deferred Stock Units are 100% vested on the Grant Date.

You agree to all of the terms and conditions described in the Agreement and in the Purchase Plan, a copy of which will be provided on request, unless you deliver a notice in writing within thirty (30) days of receipt of this Agreement to the Company stating that you do not accept the terms and conditions described in this Agreement and in the Purchase Plan. You acknowledge that you have carefully reviewed the Purchase Plan and agree that the Purchase Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Attachment

This is not a stock certificate or a negotiable instrument.

WALKER & DUNLOP, INC.

MANAGEMENT DEFERRED STOCK UNIT PURCHASE PLAN

DEFERRED STOCK UNIT AGREEMENT

Deferred Stock Units	This Agreement evidences an award of Deferred Stock Units in the number set forth on the cover sheet and subject to the terms and conditions set forth in the Agreement and in the Purchase Plan.

Deferred Stock Unit Transferability	Your Deferred Stock Units may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the Deferred Stock Units be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately and automatically forfeit your Deferred Stock Units.

Vesting	Your Deferred Stock Units are fully vested at all times.

Delivery

Delivery of the shares of Stock represented by your Deferred Stock Units will be made in accordance with your deferral election under the Purchase Plan (the “Deferral Election”), which is attached to this Agreement as Exhibit A.

Notwithstanding the foregoing, the Participant may request for the issuance of the shares of Stock underlying the Deferred Stock Units as a result of an Unforeseeable Emergency in accordance with Section 7 of the Purchase Plan.

Evidence of Issuance	The issuance of the shares of Stock with respect to the Deferred Stock Units will be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry, registration, or issuance of one or more share certificates.

Withholding	In the event that the Company or any Affiliate determines that any federal, state, local, or foreign tax or withholding payment is required relating to the Deferred Stock Units, or the issuance of shares of Stock with respect to this grant, the Company or any Affiliate will have the right to (i) require you to tender a cash payment, (ii) deduct from payments of any kind otherwise due to you, (iii) permit or require you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares of Stock to be delivered in connection with the Deferred Stock Units to satisfy withholding obligations and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligations directly to the Company or any Affiliate, or (iv)

withhold the delivery of vested shares of Stock otherwise deliverable under this Agreement to meet such obligations; provided that the shares of Stock so withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by applicable law.

Retention Rights	This Agreement and the grant of Deferred Stock Units evidenced by this Agreement do not give you the right to be retained by the Company or an Affiliate in any capacity. Unless otherwise specified in an employment or other written agreement between the Company or any Affiliate, as applicable, and you, the Company or an Affiliate, as applicable, reserves the right to terminate your employment or other relationship with the Company or an Affiliate at any time and for any reason.

Stockholder Rights	You have no rights as a stockholder with respect to the Deferred Stock Units unless and until the Stock relating to the Deferred Stock Units has been delivered to you. You will, however, be entitled to receive, upon the Company’s payment of a cash dividend on outstanding Stock, a dividend equivalent for each Deferred Stock Unit that you hold as of the record date for such dividend equal to the per-share dividend paid on the Stock. Such dividend equivalent shall be paid in cash at the same time paid to other stockholders of the Company as of the record date for such dividend and shall not be subject to the Deferral Election.

Clawback

The Deferred Stock Units are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company or Affiliate “clawback” or recoupment policy or applicable law that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or applicable law.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and you are subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 or you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of the Deferred Stock Units earned or accrued during the twelve (12)-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Purchase Plan

The text of the Purchase Plan is incorporated into this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Purchase Plan and have the meaning set forth in the Purchase Plan.

This Agreement and the Purchase Plan constitute the entire understanding between you and the Company regarding this grant. Any prior agreements, commitments, or negotiations concerning the Deferred Stock Units are superseded.

Data Privacy	To administer the Purchase Plan, the Company may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you, such as your contact information, payroll information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Purchase Plan. By accepting the Deferred Stock Units, you give explicit consent to the Company to process any such personal data.

Disclaimer of Rights	The grant of Deferred Stock Units under this Agreement will in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to you. You will have no rights under this Agreement or the Purchase Plan other than those of a general unsecured creditor of the Company. Deferred Stock Units represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the Purchase Plan and this Agreement.

Electronic Delivery	By accepting the Deferred Stock Units, you consent to receive documents related to the Deferred Stock Units by electronic delivery and, if requested, agree to participate in the Purchase Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and your consent shall remain in effect throughout your term of employment or other service relationship and thereafter until you withdraw such consent in writing to the Company.

Code Section 409A	The grant of Deferred Stock Units under this Agreement is intended to comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A. Notwithstanding anything to the contrary in the Purchase Plan or this Agreement, neither the Company, its Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and neither the Company, its Affiliates, the Board, nor the Committee will have any liability to you for such tax or penalty. For purposes of this grant, a termination of employment or other service relationship only occurs upon an event that would be a Separation from Service within the meaning of Section 409A.

By accepting this Agreement, you agree to all of the terms and conditions described above and in the Purchase Plan.

Exhibit A

[See posted Deferral Election Agreement]

A-1